Exhibit 4.17

edward nathan sonnenbergs

johannesburg cape town durban stellenbosch

1 north wharf square

loop street foreshore cape town 8001

p o box 2293 cape town south africa 8000

docex 14 cape town

tel +2721 410 2500 fax +2721 410 2555

info@ens.co.za www.ens.co.za

ADDENDUM NO. 1 TO THE MERGER AGREEMENT

entered into between

SIBANYE GOLD LIMITED

and

GOLD ONE INTERNATIONAL LIMITED

and

NEWSHELF 1114 PROPRIETARY LIMITED

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

TABLE OF CONTENTS

Clause number and description		Page

1.	PARTIES	2

2.	ADDENDUM NO. 1	2

3.	AMENDMENTS TO THE AGREEMENT BY THIS ADDENDUM NO. 1	2

4.	APPLICABILITY OF THE AGREEMENT	3

5.	NO VARIATION	3

6.	COUNTERPARTS	3

7.	COSTS	3

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

1.	PARTIES

1.1.	The Parties to this Agreement are-

1.1.1.	Sibanye Gold Limited (Registration No. 2002/031431/06), (previously GFI Mining South Africa Proprietary Limited), a company incorporated and registered in accordance with the laws of South Africa (“Sibanye”);

1.1.2.	Gold One International Limited (ABN 35094265746), a company incorporated and registered in accordance with the laws of Australia and registered in South Africa as an external company (as defined in the South African Companies Act), under Registration No. 2009/000032/10 (the “Gold One International”); and

1.1.3.	Newshelf 1114 Proprietary Limited (Registration No. 2010/018841/07), a company incorporated and registered in accordance with the laws of South Africa (“Newshelf 1114”).

(all of the above parties are collectively referred to herein as the “Parties”).

2.	ADDENDUM NO. 1

2.1.	It is recorded and agreed that this is Addendum No. 1 to the written merger agreement entered into between Sibanye, Gold One International and Newshelf 1114 on 16 August 2013 (the “Agreement”), whereby the Agreement is amended in the respects set out in clause 3 below, with effect from the date on which the Party last signing this Addendum No. 1 signs it (“Addendum No. 1 Signature Date”).

2.2.	Each capitalised term used but not otherwise defined in this Addendum No. 1 shall have the meaning ascribed thereto in the Agreement.

3.	AMENDMENTS TO THE AGREEMENT BY THIS ADDENDUM NO. 1

3.1.	The Agreement is hereby amended, with effect from the Addendum No. 1 Signature Date, in the respects set out in clause 3.3 to 3.4 below.

3.2.	Clause 3.1 of the Agreement is hereby amended by deleting from it the definition of “National Nuclear Regulator Act”;

3.3.	Clause 5.1 of the Agreement is hereby amended as follows:

3.3.1.	clause 5.1.12 is amended to read:

“5.1.12	the shareholders of Sibanye passing the resolution required to approve the issue of the Sibanye Shares to Gold One International (and certified copies thereof having been furnished to Gold One International);” and

3.3.2.	clause 5.1.14.1 is amended to read:

“5.1.14.1	the approval of the JSE of (i) the circular to be sent by Sibanye to its shareholders in order to approve the issue of the Sibanye Shares to Gold One International, if such approval is required and then to the extent so required, and (ii) the listing of the Sibanye Shares on the Main Board of the JSE;”

3.3.3.	clause 5.1.14.4 is deleted;

3.3.4.	clauses 5.1.14.5 and 5.1.14.6 are renumbered respectively as 5.1.14.4 and 5.1.14.5.

3.4.	Annexure A is hereby replaced with the amended Annexure A attached hereto and the CD Roms referred to in the definition of “Gold One Disclosure Materials” are hereby replaced with new CD Roms delivered to Sibanye on 18 September 2013.

4.	APPLICABILITY OF THE AGREEMENT

Save for the amendments provided for herein, the remaining terms and conditions contained in the Agreement shall remain and continue to be of full force and effect between the Parties, provided that should there be any conflict between the Agreement as amended and this Addendum No. 1, the provisions of this Addendum No. 1 shall prevail.

5.	NO VARIATION

No variation of, or addition to or agreed cancellation of this Addendum No. 1 shall be of any force or effect unless it is reduced to writing and signed by or on behalf of the Parties.

6.	COUNTERPARTS

This Addendum No. 1, may be executed and delivered in counterparts by the Parties, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same Addendum, and may be delivered by facsimile or scanned email.

7.	COSTS

Each Party shall pay its own costs incurred in connection with the negotiation and conclusion of this Addendum No. 1.

For	SIBANYE GOLD LIMITED

Signature:	/s/ Charl Keyter	/s/ C Farrel
	director who warrants that he / she is duly authorised thereto	director/secretary who warrants that he / she is duly authorised thereto

Name:	Charl Keyter	C Farrel

Date:	20 September 2013	20 September 2013

Place:	Libanon	Libanon

Witness:

Witness:

For	GOLD ONE INTERNATIONAL LIMITED

Signature:	/s/ C D Chadwick	/s/ P B Kruger
	director who warrants that he / she is duly authorised thereto	director/secretary who warrants that he / she is duly authorised thereto

Name:	C D Chadwick	P B Kruger

Date:	26 September 2013	26 September 2013

Place:	Johannesburg	Johannesburg

Witness:

Witness:

For	NEWSHELF 1114 PROPRIETARY LIMITED

Signature:	/s/ C D Chadwick	/s/ P B Kruger
	director who warrants that he / she is duly authorised thereto	director/secretary who warrants that he / she is duly authorised thereto

Name:	C D Chadwick	P B Kruger

Date:	26 September 2013	26 September 2013

Place:	Johannesburg	Johannesburg

Witness:

Witness:

Annexure A – Gold One Disclosure Schedule

Revised 12 September 2013

1.	INTRODUCTION

1.1.	All words and expressions defined in the Agreement will, unless the context otherwise requires or the contrary is indicated, have the same meaning when used in this disclosure schedule.

1.2.	If any inconsistency is revealed between the Agreement and this disclosure schedule, this disclosure schedule shall prevail and shall be deemed to be relevant disclosure.

1.3.	Nothing contained in this disclosure schedule shall in any way affect, negate and/or extend the qualifications and limitations set out in clauses 15.3, 15.5 and 15.6 of the Agreement and each of the warranties given by Gold One International and the Companies shall remain subject to such qualifications and limitations in all respects.

1.4.	Each warranty shall, notwithstanding anything to the contrary contained in this Disclosure Schedule, be qualified and limited by each document contained in the Gold One Disclosure Material.

1.5.	The disclosure of any matter in this disclosure schedule shall not be taken or construed in any way as an admission or evidence that the matter disclosed would otherwise give rise to a breach of the warranties, or as a representation, warranty or undertaking not expressly given in the Agreement, nor as extending the scope of any warranty.

1.6.	All disclosures are made generally in relation to the warranties and are not to be related to any particular warranty.

DISCLOSURES

Clause No.	Gold One International’s Warranties	Warranty Exception

15.4.1.	at the Delivery Date, Gold One International is the lawful owner of the Newshelf 1114 Equity transferred by Gold One International to Sibanye in terms of this Agreement;	In terms of the Cession and Pledge in Security Agreement entered into between Newshelf 1114, Micwaber 843 (Pty) Ltd (RF) (“Micawber”) and Investec Bank Limited dated 26 August 2011, Newshelf 1114 ceded and pledged its entire shareholding in and claims against Rand Uranium to

Clause No.	Gold One International’s Warranties		Warranty Exception

Micawber as security for its obligations towards Micawber under a certain Counter Indemnity and Guarantee in terms of the financing arrangements put in place in order to enable Gold One International to acquire the Newshelf 1114 Equity.

15.4.2.	at the Delivery Date, Gold One International has the full legal right to transfer and deliver the Newshelf 1114 Equity to Sibanye;		Please see the exception to the warranty in clause 15.4.1.

15.4.3.	subject to the provisions of clause 5 above, Gold One International has no knowledge why it will not be able to lawfully transfer and deliver to Sibanye on the Delivery Date the Newshelf 1114 Equity sold by it to Sibanye in terms of this Agreement;		Please see the exception to the warranty in clause 15.4.1.

15.4.4.	at the Delivery Date no person other than Sibanye will have any right to acquire the Newshelf 1114 Equity;		Please see the exception to the warranty in clause 15.4.1.

15.4.5.	neither of Newshelf 1114, Rand Uranium or Ezulwini nor their respective directors have issued or agreed to issue any further Shares (including bonus and capitalisation shares) in the capital of Newshelf 1114, Rand Uranium or Ezulwini , nor have they passed or agreed to pass any resolution for the increase or reduction of Newshelf 1114’s, Rand Uranium’s or Ezulwini’s capital, or for the creation or issue of any debentures or securities;	•	In terms of the Subscription of Shares and Put Option Agreement entered into between Newshelf 1114, Gold One International and the Partnership as part of the Rand Uranium’s BEE transaction (the “BEE Subscription Agreement”), Newshelf 1114 is yet to issue 13 ordinary par value shares at an aggregate subscription price of R2 000 000.00 in the share capital of Newshelf 1114 to each of a Community Trust and an Employee Trust upon their formation. This has not yet been implemented.

Clause No.	Gold One International’s Warranties		Warranty Exception

		•	It was recorded in the BEE Subscription Agreement that Newshelf 1114 will issue 1 share to Gold One Europe Limited (formerly First Uranium Limited) in consideration for the acquisition by Newshelf 1114 of the assets of First Uranium Limited. This has not yet been implemented.

15.4.6.	no person has any right to obtain an order for the rectification of the securities registers of Newshelf 1114, Rand Uranium or Ezulwini;		Please see Gold One Disclosure Material

15.4.7.	to Gold One International’s and Newshelf 1114’s knowledge, there are no filings or applications outstanding or proceedings underway in relation to Newshelf 1114, Rand Uranium or Ezulwini which could in any way alter the corporate status of Newshelf 1114, Rand Uranium or Ezulwini;		Please see Gold One Disclosure Material

15.4.8.	Newshelf 1114, Rand Uranium and Ezulwini have no liabilities, whether actual or contingent, of which Gold One International is aware, other than as disclosed by Gold One International to Sibanye prior to the Signature Date;		Please see Gold One Disclosure Material

15.4.9.

all tax returns required to be filed by or on behalf of Newshelf 1114, Rand Uranium and Ezulwini in any country having jurisdiction over the affairs of Newshelf 1114, Rand Uranium and Ezulwini have been duly filed and all such tax returns are true, complete and correct in all Material respects;

		•	Newshelf 1114 has outstanding tax returns for 31 December 2012 (due on or before the 31 December 2013).
		•	Ezulwini has outstanding tax returns for 31 December 2012 (due on or before the 31 December 2013).
		•	Rand Uranium has outstanding tax returns for 30 June 2011 (overdue) and 31 December 2012 (due on or before the 31 December 2013).

Clause No.	Gold One International’s Warranties		Warranty Exception

		•	The Ezulwini Rehabilitation Trust last submitted tax returns on 31 March 2012. The tax returns for 31 March 2013 are due on or before 31 March 2014.

15.4.10.	there are no tax assessment or reassessments of Newshelf 1114, Rand Uranium or Ezulwini pursuant to which there are amounts owing Newshelf 1114, Rand Uranium or Ezulwini to any taxing authority;		Please see Gold One Disclosure Material

15.4.11.	there is no claim, suit, action, arbitration, review, proceeding or investigation pending, or, to Gold One International’s knowledge, threatened by or against Newshelf 1114, Rand Uranium or Ezulwini or affecting any of their properties, assets or businesses before or by any governmental authority that if adversely determined would have a Material Adverse Change for Newshelf 1114, Rand Uranium or Ezulwini or prevent or delay completion of the Transaction, nor is there any basis for any such claim, suit, action, arbitration, review, proceeding or investigation;		Please see Gold One Disclosure Material

15.4.12.	neither of Newshelf 1114, Rand Uranium or Ezulwini nor any of their assets, properties or businesses, are subject to an outstanding judgment, order, decision, ruling, decree, award or injunction;		Please see Gold One Disclosure Material

15.4.13.	there are no insolvency, bankruptcy, liquidation, winding-up or other similar proceedings pending or, to Gold One International’s and/or Newshelf 1114’s knowledge, threatened against Newshelf 1114, Rand Uranium or Ezulwini ;		Please see Gold One Disclosure Material

15.4.14.	the immovable properties owned or controlled by Newshelf 1114, Rand Uranium and	•	A continuing covering mortgage bond, two special notarial bonds as well as a

Clause No.	Gold One International’s Warranties		Warranty Exception
	Ezulwini comply in all material respects with all applicable laws and no person has any right or option or right of first refusal to acquire the properties nor are any of the properties subject to any restrictions or encumbrances save as are at present registered in the Deeds Office having jurisdiction over the property or which occur through operation of applicable laws;		general notarial bond are registered over the immovable and movable property of Rand Uranium in favour of Micawber in respect of a R945 000 000.00 indebtedness arising out of a certain Counter Indemnity Agreement pertaining to the Investec financing arrangements.
•

In relation to the Randfontein Landfill area, informal settlements have encroached on the properties by way of approximately 300 families residing on approximately 10 hectares of the Remainder of the Farm Randfontein 247 IQ measuring 820 hectares in total. As an SLP project, Rand Uranium is in the process of establishing a township up to pre-proclamation stage after which it would be donated to the municipality. The residents would then be resettled on this property.

•

In the Bekkersdal area, informal settlements have encroached on the properties by way of approximately 2000 families residing on approximately 45 hectares of the Remaining Portion of Farm Gemsbokfontein 290 IQ measuring 437 hectares in total. Discussions are underway regarding the donation or sale of this portion of the land.

15.4.15.	Newshelf 1114, Rand Uranium and Ezulwini have in all Material respects complied with and are not in default of any Material agreements;	Gold One International is of the view that it has not met certain financial covenants it has given in terms of its financing agreements with Investec. However, in consultation with its legal advisers, it has been advised that same do not constitute a breach of the Investec financing agreements.

Clause No.	Gold One International’s Warranties		Warranty Exception

15.4.16.

Rand Uranium and Ezulwini have Materially complied with and are not in violation of their respective founding documents, any resolution of their respective directors or shareholders or any applicable laws, including but not limited to environmental and mining laws;

Rand Uranium
•

Rand Uranium has applied to the DMR to amend its EMP in order to align it with the current developments in the Lindum TSF reclamation project. At present construction has been completed and production has commenced but the DMR has not yet approved the application.

•

Rand Uranium has applied (during December 2012) to the DMR to permit (“COP”) the Cooke Optimisation Project by way of an amendment to its EMP. The amendments include the installation of a pipelines for the transport of hydraulically reclaimed dump 20 slime to the Cooke Plant, disposal of the residue from the Cooke Plant to the various Pits, and delivery of return water from the Pits to the dump 20 reclamation site, an increase in the volume of tailings to be deposited into the pits and a change in the composition of the tailings. Approval of the amendments is pending. The pipelines are currently in the process of being installed. On 21 August 2013 the DMR approved the amendments to the EMP. However, such approval

Clause No.	Gold One International’s Warranties		Warranty Exception
was subject to the condition that deposition into the old opencast voids cannot commence without a water-use license. The DWA issued Rand Uranium with a General Authorisation which allowed for the construction of the COP pipelines. The water-use license, however, has not been officially awarded in its entirety. Gold One International met with DWA on 30 August 2013 in order to discuss the condition attached to the EMP approval. DWA gave Gold One International the assurance that the licensing process, which would include the COP deposition), would be concluded by November 2013 (that is, by the time of the planned commissioning of COP). In order to fast track the process, DWA requested various information from Gold One International, all of which were submitted to DWA on 2 September 2013. If the water-use license is not issued by November 2013, DWA indicated that an alternative process, by way of a directive, would be initiated permitting commissioning in November 2013.

		•	Rand Uranium has applied to amend its water use license to align it with its working requirements, however the application has not yet been granted and as such Rand Uranium is operating outside the

Clause No.	Gold One International’s Warranties		Warranty Exception
limits of its water use license pending the approval of the application.

		•	Further treatment may be required in respect of the discharge water qualities from Cooke 1 and 2 shafts.

		•	Public and worker safety assessments were initiated in December 2012 and finally submitted to the National Nuclear Regulator for the Lindum TSF reclamation project during July 2013. However, construction commenced without obtaining the required final approval.

		•	Old backfill and Millsite uranium plants need to be fenced or cleaned up. However, fencing is not practical and a clean-up operation would be costly. These areas are included in the closure assessment but security remains an issue. Sampling of the contaminated Millsite footprint is currently in progress to determine the economics of retreating the material at either Cooke or Ezulwini Plants.

Ezulwini

		•	An Air Emission Licence is required for the gold smelter in terms of listed activity 13, sub-category 4.17. An application is required to be submitted by January 2014.

		•	There is no NEMA permit for the existing Uranium plant.

Clause No.	Gold One International’s Warranties		Warranty Exception

		•	Ezulwini does not have an updated EMP (revised EMP submitted in February 2013 but awaiting feedback).

		•	Ezulwini does not have an approved mine work program.

		•	Ezulwini does not have a water use licence (expired in 2001) but is in consultation with the DWA in this regard.

		•	Gemsbokfontein East dolomitic compartment is not being recharged as required in terms of the old order permit and draft water use license. A portion of the recharge column had been stolen, which incident was reported to the DWA.

		•	Ezulwini does not have an approved Public Safety Assessment (PSA) in place (PSA will be submitted during August 2013).

		•	Ezulwini is not in compliance with the Mining Charter and MPRDA in respect of BEE.

		•	Ezulwini has a prospecting right - Zuurbekom GP307PR. An application for the renewal of such right was lodged in November 2012 and was approved by the DMR on 26 August 2013 for a further period of 3 years. The execution of the renewal right is still pending.

Clause No.	Gold One International’s Warranties	Warranty Exception

15.4.17.	Rand Uranium and Ezulwini are in possession of all consents, permits, licences, approvals or other authorities prescribed by law for the lawful conduct of their respective businesses in the manner in which it is presently conducted;	Please see the exception to the warranty in clause 15.4.16.

15.4.18.	Gold One International and Newshelf 1114 are not aware of any facts or circumstances which may result in the cancellation or Material alteration or non-renewal of any such consents, permits, licences, approvals or other authorities;	Please see the exception to the warranty in clause 15.4.16.

15.4.19.	Newshelf 1114, Rand Uranium and Ezulwini have as at the Signature Date and will at the Delivery Date have materially complied with all applicable laws affecting, regulating or providing for the employment of labour, applicable collective agreements as well as those agreements relating to organisational rights of employees and the recognition of trade unions;	Please see Gold One Disclosure Material

15.4.20.	all of the employees of Rand Uranium and Ezulwini have signed contracts of employment with the companies as applicable;	Please see Gold One Disclosure Material

15.4.21.	Rand Uranium and Ezulwini have Materially complied with the all collective agreements establishing the terms and conditions of employment;	Please see Gold One Disclosure Material

15.4.22.	Rand Uranium and Ezulwini have complied with the terms of any and all wage agreements currently in operation;	Please see Gold One Disclosure Material

15.4.23.	none of the employees of Rand Uranium and Ezulwini are entitled to terms and conditions of employment and/or benefits and/or any other	Please see Gold One Disclosure Material

Clause No.	Gold One International’s Warranties	Warranty Exception
entitlement, whether orally or in writing other than pursuant to the documents included in the Sibanye Disclosure Material;

15.4.24.	Rand Uranium and Ezulwini have discharged all their liabilities and fulfilled all their obligations arising in and out of the retrenchments that took place in 2010, 2011 and 2012, including but not limited to the payment of severance pay and retrenchment packages, and there are no unfulfilled obligations still owing by either company to the employees who were retrenched or to their trade unions, including but not limited to any obligations to re-employ such employees in the future or give such employees preference in future re-employment;	Please see Gold One Disclosure Material.
•

Ollie Iversen has instituted a claim against Rand Uranium alleging that his retrenchment in 2012 was both procedurally and substantively unfair. He is claiming re-instatement, alternatively compensation with the maximum potential compensation (i.e. 12 months’ salary) being R1.44 million.

•

Rand Uranium has been advised by its legal advisers that the retrenchment was procedurally unfair and that the matter should be settled. Rand Uranium has offered the equivalent of three months’ salary to settle the matter. Ollie Iversen has advised that he will accept six months compensation. Rand Uranium has to date not increased its offer.

15.4.25.	except as disclosed on Gold One International’s, Newshelf 1114’s, Rand Uranium’s and Ezulwini’s last audited financial statements, no person will have any right to any payment in lieu of leave, pension, any payment in respect of retirement, death, or disability, annuity, gratuity, compensation for loss of office or similar payment from Newshelf 1114, Rand Uranium or Ezulwini or to any exceptional leave privileges or accumulated leave;	Please see Gold One Disclosure Material

Clause No.	Gold One International’s Warranties	Warranty Exception

15.4.26.	the information disclosed by Gold One International and Newshelf 1114 to Sibanye in relation to the Newshelf 1114 Equity, Newshelf 1114, Rand Uranium and Ezulwini is and remains to the best of the knowledge and belief of Gold One International and Newshelf 1114, true, complete and accurate;	Please see Gold One Disclosure Material

15.4.27.	there is no fact that has not been disclosed by Newshelf 1114 or Gold One International to Sibanye that has had or would have a Material Adverse Change for Newshelf 1114, Rand Uranium or Ezulwini.	Please see Gold One Disclosure Material